Exhibit 99.2

American Battery Materials Issues Shareholder Letter and Provides Corporate Update

Highlights ABM’s Focus on Developing its Mineral-Rich Assets in the U.S. to Become a Leader in Domestic Lithium Supply

GREENWICH, Conn., Jan. 30, 2023 -- American Battery Materials, Inc. (OTC Pink: BOXS) (“ABM”, the “Company”), an environmentally responsible minerals exploration and development company focused on direct lithium extraction (“DLE”) and other critical minerals for the global energy transition, issued a letter to shareholders from its Chief Executive Officer, Sebastian Lux. Mr. Lux was appointed CEO in August of 2022.

Dear Fellow Shareholders,

2022 was a transformational year for ABM, building the foundation for success in 2023 and beyond, as we advance our evolving position within the North American lithium market. Throughout the year we continued to focus on acquiring proven assets, infrastructure, permitting and leading our DLE technology partner to position the Company to quickly ramp up operations in the lithium-rich areas of Lisbon Valley and Paradox Basin in Utah.

In late 2021, we acquired the rights to 120 Federal Mining Claims located in the Lisbon Valley. The acquisition was driven by historical mineral data from seven existing wells with brine aquifer access. The independent third-party technical report indicated that further investment and development in the claims were warranted. Throughout 2022, we executed on our strategy to prove the technical report’s findings. We also retained RESPEC Company LLC as our geotech, engineering, and resource management partner to assist in the exploration of the Lisbon Valley brine extraction project. Today, we hold 120 mineral rights on 2,040 acres with seven historic wells and existing infrastructure in Southern Utah.

Our development of a U.S.-based critical minerals exploration company focused on DLE could not come at a better time. Global demand for lithium has continued to skyrocket, with lithium a critical component for batteries fueling the clean energy economy – nearly all promising new battery advances use lithium as part of their makeup.

Today, the U.S. is almost entirely dependent on foreign sources of lithium, despite an abundance of rich domestic sources. While the U.S. is ranked 2nd in global battery demand, it is ranked only 6th in producing the raw materials necessary to provide supply. For this reason, the U.S. government has mandated that it extract itself from foreign supply dependency for lithium. Lithium is now classified as a critical mineral in the U.S. by the Department of Energy (the “DOE”), which is leading the American Battery Material Initiative to bolster the domestic battery materials supply chain. Under the initiative, over $7.0 Billion will be allocated for the exploration, extraction, and processing of lithium, creating a substantial opportunity for our company.

ABM is perfectly positioned to meet the required U.S. lithium production with proven mineral-rich assets located in the Lisbon Valley, within the Paradox Basin, Utah. With over 300 climate-friendly days and fully developed infrastructure, the Paradox Basin is one of the most attractive places in the country for successful and efficient extraction processes.

Traditional lithium mining has faced major hurdles in the U.S., with important considerations of environmental damage, regulatory issues, controversial mining practices and territorial litigation. We will deploy DLE in selective brine extraction projects to provide a cost-effective, efficient, and environmentally friendly method of production. With DLE, we can shorten our time-to-market over other-resource heavy mining projects driving a quicker return on investment.

We took several important steps in 2022, including a corporate name change to American Battery Materials to reflect our emphasis on U.S. battery material production and the domestic lithium carbonate market. Our new name, and a new trading/ticker symbol, should be reflected shortly by OTC Markets. I encourage you to also check out our new corporate website: www.ambtm.com.

Alongside my appointment as Chief Executive Officer, we strengthened our management team with the addition of finance and operational experts, equipping us to navigate our next phase of growth. We also rounded out our Board of Directors with two strategic additions of well-respected senior executives. Andrew P. Suckling, a lithium industry executive with over 25 years of experience in the commodities industry, is Chairman of the Board of Cadence Minerals PLC, a Director of Macarthur Minerals, Ltd, and the founding principal and portfolio manager for Verulam, a discretionary commodity fund. Justin Vorwerk is a tenured investment banker that has served as Managing Director at CSFB/DLJ, Goldman Sachs and Bankers Trust, among others. Both have been invaluable as we continue to scale our operations.

Finally, the close of 2022 saw us complete the following actions, each designed to position us for growth and success in 2023:

●	Completed the conversion of 99 convertible promissory notes, removing over $11.7 Million of debt from our books.

●	Completed the exercise of 4 common stock warrants in exchange for over $100,000 of much needed working capital.

●	Engaged investor relations specialist MZ Group to lead a comprehensive financial communications program which will focus on expanding our capital market relationships, and raising market awareness within the investment community as we execute our operational strategy.

●	Formalized our Advisory Board, with new appointees to be announced shortly.

As we look ahead to 2023 and beyond, we are focused on permitting, site drilling, and development of our Lisbon Valley assets and believe we are positioned far ahead of new and developing lithium projects. We have a firm grasp of the state of the industry, and the mandates for lithium use throughout myriad markets and across the globe. We continue to work with RESPEC to focus on services, drill program design, full procurement drilling and well completion to various brine and disposal projects. We have a significant advantage of being one of the first-to-market with a U.S. brine that is available for a DLE brine extraction pilot program. This advantage will enable us to select cutting-edge technology for brine extraction, and ultimately allows us to shorten our time to market. We continue to evaluate opportunities for the acquisition, exploration and extraction of significant U.S. lithium resources in historically-proven territories.

We are proud of our accomplishments in 2022 and the progress made toward our unique goal to support the country’s urgent critical minerals needs for the ongoing energy transition and electrification of the automotive market, on both domestic and global scales. Thank you to all of our shareholders, partners, and staff for your support on our journey. I look forward to another strong year at ABM as we work to drive long-term shareholder value.

Sincerely,

Sebastian Lux
Chief Executive Officer

Virtual Roadshow Webinar

Management will host a virtual roadshow on Wednesday, February 1, 2023 at 11:30 a.m. Eastern Time.

Sebastian Lux, Chief Executive Officer of ABM will present an overview of the Company’s recent operational progress, growth initiatives, and strategic vision. The webinar will be accompanied by a presentation and followed by a question-and-answer session; to submit a question, please email ABM@mzgroup.us.

To access the webinar, please use the following information:

Date:	Wednesday, February 1, 2023
Time:	11:30 a.m. Eastern time (8:30 a.m. Pacific time)
Dial-in:	1-877-407-9716
International Dial-in:	1-201-493-6779
Conference Code:	13735874
Webcast:	ABM Virtual Roadshow

A telephone replay will be available approximately three hours after the call and will run through Wednesday, March 1, 2023, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13735874. The replay can also be viewed through the webinar webcast link above.

ABOUT AMERICAN BATTERY MATERIALS, INC.

American Battery Materials, Inc., formerly BoxScore Brands, Inc. and still trading under the symbol BOXS pending processing by FINRA (OTC Pink: BOXS), is a US-based environmentally responsible critical minerals exploration and development company focused on direct lithium extraction (DLE) as well as other minerals for refining, processing, and distribution to support the country’s urgent critical minerals need to bolster long-term energy transition and the electrification of the US domestic and global economy.

For more information about American Battery Materials, Inc. and to receive Company updates via email, please visit the Contact section of our web site, www.americanbatterymaterials.com.

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FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and which are based on the Company’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including but not limited to statements regarding the potential benefits of the name change; the Company’s ability to develop and commercialize its mineral rights; the Company’s planned research and development efforts; and, other matters regarding the Company’s business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. In some cases, you can identify forward-looking statements by the words “may”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “project”, “potential”, “continue”, “ongoing”, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

These forward-looking statements are subject to risks, uncertainties and other factors that may cause actual results, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, without limitation, the important risk factors described more fully in our reports and other documents filed with the Securities and Exchange Commission (“the SEC”), including under (i) “Part I, Item 1A. Risk Factors”, in our Annual Report on Form 10-K for the year-ending December 31, 2021, filed with the SEC on March 31, 2022; and (ii) subsequent filings. Undue reliance should not be placed on the forward-looking statements in this news release, which are based on information available to us on the date hereof. The Company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after the date hereof is not intended and should not be construed as updating or confirming such information.

Company
Email: ir@americanbatterymaterials.com
Tel: (800) 998-7962

Investor Relations

Brooks Hamilton

MZ North America

+1 (949) 546-6326
ABM@mzgroup.us

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